4828 Loop Central Drive
Houston TX 77081
[Litton Logo]
Telephone 713-966-8966
Fax 713-2184595
www.littonloan.com

SERVICER COMPLIANCE STATEMENT
C-BASS 2007-CB1 Trust
The undersigned officer of Litton Loan Servicing LP provides the Annual Statement as to Compliance as required by the Pooling and Servicing Agreement for the above referenced security and certifies that (i) a review of the activities of the Servicer during the reporting period and of performance under this Agreement has been made under my supervision, and (ii) to the best of my know ledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement in all material respects for the reporting period, except as disclosed below:
Loan Modifications 1122(d)(4)(vi)

Certain loans were modified during the Reporting Period that included a modified maturity date that exceeded the latest maturity date established in the transaction agreements.

The Servicer has implemented the following remediation procedures:

Loan Modifications 1122(d)(4)(vi)

In February 2008, the Servicer reviewed all of its transaction agreements and updated its monitoring software with the latest maturity date a loan may be modified for each security. This software will systematically prohibit loss mitigation personnel from modifying a loan with a maturity date past the maturity date maintained in the system.
Date: March 3, 2008
/s/ Elizabeth Folk
Elizabeth Folk
Senior Vice President and
Chief Financial Officer
Litton Loan Servicing LP